UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2011
SUBURBAN PROPANE PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West, Whippany, New Jersey	07981

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 887-5300
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) At its meeting on November 9, 2011, the Compensation Committee (“Committee”) of the Board of Supervisors of Suburban Propane Partners, L.P. (the “Partnership”) adopted the 2013 Long-Term Incentive Plan of the Partnership (“2013 LTIP”) as a replacement for the Partnership’s existing 2003 Long-Term Incentive Plan (“Existing LTIP”), which will expire on September 30, 2012. The 2013 LTIP will become effective on October 1, 2012.
The 2013 LTIP, the provisions of which are essentially identical to the Existing LTIP, is designed to motivate the Partnership’s executive officers to focus on long-term financial goals for the Partnership. The 2013 LTIP will measure the market performance of the Partnership’s Common Units on the basis of total return to the Partnership’s common unitholders (“TRU”) during a three-year measurement period commencing on the first day of the fiscal year in which an unvested award is granted under the plan, and will compare the Partnership’s TRU to the TRU of each of the other members of a predetermined peer group, consisting solely of other master limited partnerships, approved by the Committee. Unvested awards are granted at the beginning of each fiscal year as a Committee-approved percentage of each executive officer’s salary. Cash payouts, if any, are earned and paid at the end of the three-year measurement period.
The foregoing summary description of the 2013 LTIP is qualified in its entirety by the full text of the plan, which is filed as Exhibit 99.1 to this Current Report and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

99.1	2013 Long-Term Incentive Plan of Suburban Propane, L.P.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.
By:	/s/ PAUL ABEL
	Name:	Paul Abel
	Title:	Vice President, General Counsel & Secretary

Date: November 10, 2011

EXHIBITS

99.1	2013 Long-Term Incentive Plan of Suburban Propane, L.P.